April 12, 2002

Mr. Matthew T. Farrell
One Old York Road
Randolph, NJ 07869

Dear Matthew:

I am pleased to offer you the position of Executive Vice President and Chief Financial Officer for Alpharma Inc., reporting directly to me.

I am confirming the following compensation and benefits, as a beginning of what I hope will be a fruitful relationship.

Your annual salary will be $450,000, paid on bi-weekly basis. You will be eligible for a salary review, based on your performance, in April 2003.

You will be eligible to participate in the Company's 2002 Performance Incentive Plan, with a bonus target equal to 50% of your salary. Please note that the incentive payment depends upon both individual and Company performance. You will be guaranteed a minimum incentive compensation payment of $150,000 for our 2002-performance year; the incentive award will be paid to you by March 15, 2003.

You will be eligible to participate in Alpharma's Stock Option Plan each year based on your prior performance and ongoing recognition of your contributions to the continued success of our Company. The range at the Executive Vice President level is for up to 30,000 shares with a target of 20,000 shares.

To recognize your prior career achievements and to further align you with our Company's shareholders, you will be awarded 100,000 stock options upon your start date with Alpharma. Also, for the next two years, you will be awarded 20,000 stock options in addition to your normal annual stock option grants. Thus, you will be eligible in 2003 and 2004 to receive up to 50,000 shares with a target of 40,000 shares. All stock options become exercisable in 25% increments over the next four anniversary dates, and will remain exercisable through the tenth anniversary date of each grant.

As an Executive Vice President, you will receive an Automobile Allowance of $15,000 per year. The Company will reimburse you up to $2,000 per year for maintenance for an automobile that is less than five years old, or up to $1,000 per year for an automobile that is more than five years old. You will also be reimbursed for your automobile insurance and a one million dollar personal liability/umbrella policy.

Also, you will receive a Financial Planning and Tax Preparation Allowance of up to $3,000 per year.

As a member of the Alpharma Leadership Team, you will be a participant in our Executive Severance and Change of Control Plans. The Severance Plan provides for 18 months of income continuation should your employment be terminated by the Company for any reason other than "for cause". Income continuation includes salary, target incentive award amount, and automobile and financial planning allowances.

The Change of Control Plan provides for an additional 12 months of income continuation (30 months total) should certain changes to the Company's ownership structure occur and, for a two-year period following such change, your employment is terminated for any reason other than "for cause", or there is a diminution in your job responsibilities, or your job is relocated more than 50 miles away. Plan documents are currently being prepared (both plans were approved in March 2002) and will be sent to you shortly.

You will be eligible to earn vacation at a rate of 20 days per year, which is accrued on a pay period basis. Vacation can be taken in advance, however should you terminate, any used but non-accrued days will be deducted from your final paycheck. You will also be given 12 holidays each calendar year (six of which are designated as floating holidays). For 2002, you will be guaranteed the full vacation and holiday allowances. Also, we will be accommodating to your vacation plans during August 2002.

Additionally, you will be entitled to the Alpharma benefit package that includes the following:

    A Defined Benefit Pension Plan fully paid by the Company in which qualified employees vest 100% after 5 years of employment. The Company also provides Executive Vice Presidents with a Supplemental Executive Retirement Plan.

    A Non-Qualified Savings Plan, similar to a 401(k) plan, to which you can contribute an unlimited percentage of pre-tax salary and incentive compensation (not subject to IRS limitations). The first 6% of contributions will be matched by the Company on a scale ranging from 40% to 100%, based on your length of service. You will be able to invest all contributions in the same accounts offered to participants of the Company's 401(k) plan, which is administered by T. Rowe Price.

    A Stock Purchase Plan in which you can contribute up to 4% of salary for the purchase of Alpharma's stock. The Company will match 50% of your contributions. The Company's match is vested at the end of each quarter. Enrollment is subject to plan provisions.

    A Group Health and Medical Plan for which you pay $12.69 for single coverage or $30.46 for family coverage, on a bi-weekly/payroll basis. The Company pays the remainder of the premium. You become eligible for this benefit upon the start of your employment.

    Company paid Life Insurance equal to three times your base salary, up to a maximum benefit of $900,000.

    A Disability Program that pays sixty percent of your base salary integrated with social security until age seventy. The Company pays the premium.

    A Tuition Assistance Program, which pays for job related studies provided the course is passed with a grade "C" or better.

Matthew, I am very excited about you joining Alpharma on a mutually agreed upon date. Please note that this offer of employment is contingent upon completion of satisfactory reference checks and providing necessary identification for proof of citizenship and/or authorization to work in the U.S on your first day of employment and.

I would appreciate your acknowledging this offer of employment by signing this letter as a matter of record. Please return the signed copy to me.

Ingrid Wiik

President and Chief Executive Officer

Alpharma Inc.

As an acknowledgment of your understanding and acceptance of our offer, please sign below and return to my attention. A copy is enclosed for your personal records.

Very truly yours,

_____________________________________ _______________

Matthew T. Farrell Date